Exhibit 10.15
April 3, 2025
Christopher Britt
Dear Chris,
This letter agreement (the “Letter Agreement”) is intended to memorialize the agreement between Christopher Britt (“Executive”) and Chime Financial, Inc. (the “Company”) regarding the grant of certain equity awards in advance of the Company’s forthcoming initial public offering (“IPO”). The Company intends to grant these equity awards to align Executive’s interests with those of the Company and its stockholders, and to reward the significant contributions Executive is anticipated to make toward the Company’s continued growth and long-term success. This Letter Agreement is effective as of April 3, 2025 (the “Effective Date”), and will apply in addition to, and not supersede, any offer letter or employment agreement between Executive and the Company.
1.    The Founder Long-Term Performance Award. Pursuant to this Letter Agreement, effective as of the Effective Date, the Board of Directors of the Company (the “Board”) will grant to Executive (a) an award of performance-based restricted stock units relating to 3,000,000 shares of the Company’s common stock with performance conditions relating to achievement of certain financial performance goals (the “Growth and Profit Award”) and (b) an award of performance-based restricted stock units relating to 1,000,000 shares of the Company’s common stock with performance conditions relating to achievement of certain absolute stock price hurdles (the “Stock Price Hurdle Award” and, together with the Growth and Profit Award, the “PSU Awards”). The Growth and Profit Award will be granted pursuant to the grant notice and award agreement attached to this Letter Agreement as Attachment 1 (the “Growth and Profit Award Agreement”) and will be subject to all terms and conditions set forth in the Growth and Profit Award Agreement. The Stock Price Hurdle Award will be granted pursuant to the grant notice and award agreement attached to this Letter Agreement as Attachment 2 (the “Stock Price Hurdle Award Agreement”) and will be subject to all terms and conditions set forth in the Stock Price Hurdle Award Agreement.
2.    Annual Equity Awards. The terms pursuant to which annual equity awards will be granted to Executive during the period commencing on the Effective Date and ending on the last day of the performance period for the Stock Price Hurdle Award or, if earlier, (i) a Change in Control (as defined in the Company’s 2025 Equity Incentive Plan, as amended) or (ii) the first date on which both PSU Awards are no longer outstanding (such period, the “Term”) are set forth in this Section 2.
a.    Fiscal Year 2025. Effective as of the Effective Date, the Company will grant Executive an annual equity award in respect of the Company’s fiscal year 2025 (the “2025 Annual Award”) in the form of time-based restricted stock units relating to 376,667 shares of the Company’s common stock. The 2025 Annual Award will be granted pursuant to the Company’s 2012 Stock Option and Grant Plan (the “2012 Plan”) and a grant notice and award agreement thereunder consistent with those applicable to time-based restricted stock units granted to other executives of the Company in respect of fiscal year 2025 (the “2025 Annual Award Agreement”) and will be subject to all terms and conditions set forth in the 2025 Annual Award Agreement. The 2025 Annual Award will satisfy the time-based vesting condition over four years, with 1/16th of the award satisfying the time-based vesting condition on May 15, 2025 and 1/16th of the award satisfying the time-based vesting condition quarterly thereafter, in each case subject to Executive’s continued service with the Company except as otherwise provided by the 2025 Annual Award Agreement.
b.    Fiscal Year 2026 and Later Years. Subject to Executive’s continued employment with the Company or a subsidiary thereof through the date of grant, Executive will be entitled to receive an annual equity award in respect of shares of the Company’s Class A common stock during each fiscal year of the Company that commences during the Term, beginning with fiscal year 2026 (each such award, an “Annual Equity Award”). The Company will grant each Annual Equity Award during the first quarter of the applicable fiscal year on the same date upon which corresponding annual equity awards are granted to other executive officers of the Company. Each Annual Equity Award will be granted under a Company equity incentive plan and pursuant to a grant notice and award agreement (each, an “Annual Award Agreement,” and together with the Growth and Profit Award Agreement, the Stock Price Hurdle Award Agreement and the 2025 Annual Award Agreement, the “Award Agreements”) that sets forth the terms and conditions of the Annual Equity Award (including, for the avoidance of doubt, terms and conditions relating to vesting, any applicable performance goals, and the treatment of awards upon a termination of employment) as determined by the People, Culture and Compensation Committee of the Board of Directors of the Company or its successor (the “Compensation Committee”), which terms and conditions will be no less favorable than those applicable to the annual equity awards granted to similarly situated executive officers of the Company for the applicable fiscal year; provided that the mixture of different types of Annual Equity Awards (e.g., performance-based restricted stock units, restricted stock units, stock options, etc.) granted to Executive will be determined by Compensation Committee, in its discretion, and need not be the same as the mixture that is granted as annual equity awards to other executive officers of the Company in that applicable fiscal year.
i.    Value of Annual Equity Awards. When determining the target award value of each Annual Equity Award, the Compensation Committee will consider the factors it determines to be appropriate, including the target award value of annual equity awards granted to similarly situated executives of companies in the Company’s compensation peer group for the applicable fiscal year, as established by the Compensation Committee (the “Peer Group”). The target award value of each Annual Equity Award will be no less than the grant date fair value that corresponds to the 25th percentile of similarly situated executives of the companies in the Peer Group. The Compensation Committee may, utilizing the same adjustment methodology that then applies to other executive officers of the Company, adjust the target award value of the Annual Equity Award granted to Executive in any fiscal year to account for Executive’s individual performance, the Company’s performance, market competitiveness, and such other factors as the Compensation Committee determines to be relevant; provided that the Compensation Committee may not reduce the target award value below the level specified in the immediately preceding sentence. The target award value for each Annual Equity Award will be converted into a number of shares of the Company’s Class A common stock that will underlie each Annual Equity Award based on the same methodology that applies to annual equity awards granted to other executive officers of the Company for the applicable fiscal year.

3.    Expiration of PSU Awards. If an IPO does not occur within 180 days of the Effective Date, the PSU Awards will be cancelled without payment of consideration, and this Letter Agreement will automatically terminate and be of no further force or effect.
4.    Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied.
5.    Entire Agreement; Amendments. This Letter Agreement, together with the Award Agreements and the applicable equity plans under which the awards described herein are granted, represents the complete understanding between Executive and the Company regarding the subject matter of this Letter Agreement. No amendment to this Letter Agreement will be binding upon either party unless in writing and signed by or on behalf of such party.
6.    Employment At Will. This Letter Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Executive’s employment with the Company is “at will”, which means that either Executive or the Company may terminate the employment relationship at any time, with or without cause or notice.
[Signature Page Follows.]

Sincerely,

Adam Frankel
General Counsel
Chime Financial, Inc.

/s/ Adam Frankel

Acknowledged and Agreed:

/s/ Christopher Britt
Christopher Britt

Date: April 28, 2025